EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation on Form S-1/A of Asia Green Agriculture Corporation (formerly known as SMSA Palestine Acquisition Corp.) (the “Company”) dated March 22, 2011 of our report dated May 28, 2010 except for notes 1, 2, 3, 16, 18 and 23 as to which the date is March 22, 2011 relating to the consolidated financial statements of the Company for each of the two years in the period ended December 31, 2009 (which express an unqualified opinion).

/s/ PKF
PKF
Certified Public Accountants
Hong Kong, China
March 22, 2011